UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Oyster Point Pharma, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Oyster Point Pharma, Inc.
202 Carnegie Center, Suite 109
Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 3, 2022

Dear Stockholders of Oyster Point Pharma, Inc.:

We are pleased to invite you to attend the 2022 Annual Meeting of Stockholders of Oyster Point Pharma, Inc. (the “Annual Meeting”) to be held on June 3, 2022 at 8:30 a.m., Eastern Time. This year’s Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/OYST2022.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet or by mailing a proxy or voting instruction card. Voting over the internet or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

We are also pleased to furnish proxy materials to stockholders primarily over the internet. This process expedites stockholders’ receipt of proxy materials, while lowering the costs of our Annual Meeting and conserving natural resources. On or around April 22, 2022, we will mail our stockholders a notice containing instructions on how to access our proxy materials and Annual Report for the fiscal year ended December 31, 2021. The notice also provides instructions on how to vote online, by phone or by mail, and includes instructions on how you can receive a paper copy of proxy materials by mail.

At this year’s Annual Meeting, the agenda includes the following proposals:

Proposal	Board Recommendation
Election of the three nominees, Jeffrey Nau, Ph.D., M.M.S., Michael G. Atieh and George Eliades, Ph.D. as Class III directors......................................................................................	FOR

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm...............................................	FOR

Thank you for your ongoing support of and continued interest in Oyster Point Pharma, Inc.

Sincerely,

Jeffrey Nau, Ph.D., M.M.S.
President and Chief Executive Officer

PROXY STATEMENT SUMMARY

Time and Date	8:30 a.m. Eastern Time, on June 3, 2022.

Virtual Meeting	In light of the COVID-19 pandemic, among other reasons, the Annual Meeting will be held in virtual meeting format only. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/OYST2022, where you will be able to listen to the meeting live, submit questions and vote online. The online format of our Annual Meeting is intended to enhance stockholder access and participation. As stated in the Notice of Annual Meeting of Stockholders, our stockholders as of the record date will be allowed to communicate with us and ask questions before and during the meeting. This will increase our ability to engage and communicate effectively with all stockholders, regardless of size, resources or physical location, and will ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting.

Items of Business	1. To elect the nominees Jeffrey Nau, Ph.D., M.M.S., Michael G. Atieh and George Eliades, Ph.D. as Class III directors until the 2025 annual meeting of stockholders or until their respective successor have been elected or appointed;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
3. To conduct any other business properly brought before the Annual Meeting and any adjournment or postponement thereof.
Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement that may take place only if you were a stockholder as of the close of business on April 12, 2022.

Proxy Materials and Annual Report	We are pleased to take advantage of Securities and Exchange Commission (the “SEC”) rules that allow us to furnish these proxy materials and our annual report to stockholders on the internet.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers” beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

By order of the Board of Directors,

Donald Santel

Chairperson of the Board

You are cordially invited to attend the virtual Annual Meeting. Whether or not you expect to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online at the Annual Meeting, you may vote via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card.

Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

OYSTER POINT PHARMA, INC.
202 Carnegie Center, Suite 109
Princeton, New Jersey 08540

PROXY STATEMENT QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

The Board of Directors (the “Board”) of Oyster Point Pharma, Inc., a Delaware corporation (“Oyster Point Pharma,” the “Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) which will be held virtually, via live webcast at www.virtualshareholdermeeting.com/OYST2022.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we have elected to provide stockholders access to our proxy materials over the internet. Accordingly, on or about April 22, 2022, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to all of our stockholders as of April 12, 2022 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice.

What is the purpose of the Annual Meeting?

For stockholders to vote on the following proposals to:

• elect the nominees Jeffrey Nau, Ph.D., M.M.S., Michael G. Atieh and George Eliades, Ph.D. as Class III directors;

• ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

•transact any other business as may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?

The Board recommends that you vote:

• FOR the election of Jeffrey Nau, Ph.D., M.M.S., Michael G. Atieh and George Eliades, Ph.D. as Class III directors; and

• FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Who is entitled to vote at the Annual Meeting?

Holders of Oyster Point Pharma common stock at the close of business on the Record Date are entitled to receive the Notice and to vote their shares at the Annual Meeting. As of the Record Date, there were 26,669,342 shares of common stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Oyster Point Pharma’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice and, upon your request, the proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting.

How can I vote my shares?

The instructions for accessing proxy materials and voting can be found in the Notice that you received either by mail or e-mail. In order to access proxy materials and vote, you will need the control number provided on the Notice. There are four ways a stockholder of record can vote:

(1) By Internet: You may vote over the internet by following the instructions provided in the Notice or if you requested printed copies of proxy materials, the instructions provided in the proxy card.

(2) By Telephone: You can vote by telephone by following the instructions in the Notice or if you requested printed copies of proxy materials, the instructions provided in the proxy card.

(3) By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy card as described in the proxy materials.

(4) At the Virtual Annual Meeting: If you are a stockholder as of the record date, you may vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/OYST2022, starting at 8:30 a.m., Eastern Time, on Friday, June 3, 2022. The webcast will open 15 minutes before the start of the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person. You may also be represented by another person at the Annual Meeting by executing a legal proxy designating that person.

In order to be counted, proxies submitted by telephone or internet must be received by 11:59 p.m., Eastern Time, on June 2, 2022. If you vote by telephone or internet, you do not need to return your proxy card or voting instruction card.

If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you may receive a Notice or a voting instruction card from your broker, bank or other nominee. If you receive a voting instruction card from your broker, bank or other nominee, you must follow these voting instructions in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of your broker, bank or other nominee. If you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

All shares that have been properly voted and not revoked will be cast as votes at the Annual Meeting.

What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?

You may still attend the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

Where will the Annual Meeting be held?

The Annual Meeting will be a completely “virtual meeting” of shareholders. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/OYST2022.

Why is the Annual Meeting a virtual, online meeting?

In light of the COVID-19 pandemic, among other reasons, the Annual Meeting will be held in virtual meeting format only. Additionally, by conducting our annual meeting solely online via the internet, we eliminate many of the costs associated with a physical meeting. We also anticipate that a virtual meeting will provide greater accessibility for stockholders, encourage stockholder participation from around the world, and improve our ability to communicate more effectively with our stockholders during the meeting.

What if I have technical difficulties or trouble accessing the virtual meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page. Technical support will be available starting at 8:00 a.m., Eastern Time, on June 3, 2022.

How do I attend, participate in, and ask questions during the virtual Annual Meeting online?

We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the virtual Annual Meeting live online at www.virtualshareholdermeeting.com/OYST2022. The meeting will start at 8:30 a.m., Eastern Time, on Friday, June 3, 2022. Stockholders attending the virtual Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to enter the Annual Meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/OYST2022. We recommend that you log in a few minutes before 8:30 a.m., Eastern Time, to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.

If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/OYST2022 using your control number, type your question into the “Ask a Question” field, and click “Submit.”

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

• You may submit questions and comments electronically through the meeting portal or by calling the toll-free number listed there during the Annual Meeting.

• Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.

• Please direct all questions to Jeffrey Nau, our Chief Executive Officer.

• Please include your name and affiliation, if any, when submitting a question or comment.

• Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.

• Questions may be grouped by topic by our management.

• Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

• Be respectful of your fellow stockholders and Annual Meeting participants.

• No audio or video recordings of the Annual Meeting are permitted.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:

• written notice to the Corporate Secretary of the Company;

• timely delivery of a valid, later-dated proxy or a later-dated vote on the internet; or

• voting in person at the virtual Annual Meeting, however, simply attending the virtual meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

What shares can I vote?

You can vote all shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available online during the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:30 a.m. and 4:30 p.m., Eastern Time, at our principal executive offices at 202 Carnegie Center, Suite 109, Princeton, New Jersey 08540, by contacting the Corporate Secretary of the Company. To the extent office access is impracticable due to the COVID-19 pandemic, you may contact the Corporate Secretary for alternative arrangements.

How are votes counted? If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

Each holder of common stock is entitled to one vote per share of common stock on each matter properly brought before the Annual Meeting.

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or by attending the Annual Meeting online, your shares will not be voted. If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the three nominees for director (Proposal No. 1) and “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 2). If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my bank or broker with voting instructions, what happens?

If your shares are held in street name, your bank, broker or other nominee may under certain circumstances vote your shares if you do not timely instruct your bank, broker or other nominee how to vote your shares. Banks, brokers and other nominees can vote your unvoted shares on routine matters, but cannot vote such shares on non-routine matters. If you do not timely provide voting instructions to your bank, broker or other nominee to vote your shares, your bank, broker or other nominee may, on routine matters, either vote your shares or leave your shares unvoted. The election of directors (Proposal No. 1) is a non-routine matter. The ratification of the selection of our independent registered public accounting firm (Proposal No. 2) is a routine matter. We encourage you to provide voting instructions to your bank, broker or other nominee. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your bank, broker or other nominee about how to submit your proxy to them at the time you receive this proxy statement.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other nominee.

How will abstentions and broker non-votes be treated at the Annual Meeting?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

How many votes are required to approve the proposals being voted upon at the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Assuming there is a proper quorum of shares represented at the Annual Meeting, the voting requirements for approval of the proposals at the Annual Meeting are as follows:

Proposal	Vote required	Effect of Abstentions	Effect of Broker Non-Votes
Election of directors	The three nominees receiving the most “For” votes by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal	No effect	No effect
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022	“For” votes from the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal	Against	Not applicable

Could other matters be decided at the Annual Meeting?

At the date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration, the proxy holders named on the proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Our directors, senior executives or employees, acting without special compensation, may also solicit proxies. Proxies may be solicited by personal interview, mail, electronic transmission, facsimile transmission or telephone. We are required to send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.

Who will count the vote?

Oyster Point Pharma has designated a representative of Jessica Price as the Inspector of Election who will tabulate the votes.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at our Annual Meeting. We will publish final voting results in a Current Report on Form 8-K that we expect to file no later than June 9, 2022. If final voting results are not available by June 9, 2022, we will disclose the preliminary results in the Current Report on Form 8-K and, within four business days after the final voting results are known to us, file an amended Current Report on Form 8-K to disclose the final voting results.

How may I obtain Oyster Point Pharma’s Form 10-K and other financial information?

Stockholders can access our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”), which contains financial information about the Company, on the “Investor Relations” section of the Company’s website at investors.oysterpointrx.com or on the SEC’s website at www.sec.gov. Alternatively, current and prospective investors may request a free copy of our Annual Report from:

Oyster Point Pharma, Inc.
202 Carnegie Center, Suite 109
Princeton, New Jersey 08540
Attn: Corporate Secretary

We also will furnish any exhibit to the Annual Report if specifically requested upon payment of charges that approximate our cost of reproduction. The website addresses in this proxy statement are included for reference only. The information contained on these websites is not incorporated by reference into this proxy statement.

DIRECTORS AND CORPORATE GOVERNANCE
Board Composition

Our board of directors currently consists of nine members. Our directors are divided into three classes serving staggered three year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of our board of directors. Two-thirds of our then-current directors attended the 2021 Annual Meeting of Stockholders by teleconference.

The principal occupations and certain other information about the nominees and the additional members of our Board (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below.

Name	Position(s)	Age
Nominees:
Jeffrey Nau, Ph.D., M.M.S.	President, Chief Executive Officer and Class III Director Director	47
Michael G. Atieh (1)	Class III Director	68
George Eliades, Ph.D. (2)	Class III Director	52
Continuing Directors:
Mark Murray	Class I Director	63
Clare Ozawa, Ph.D. (3)	Class I Director	48
Donald Santel (2)	Class I Director	61
Ali Behbahani, M.D. (1)(3)	Class II Director	46
Benjamin Tsai (2)	Class II Director	42
Aimee Weisner (1)	Class II Director	53

(1) Member of the audit committee.
(2) Member of the compensation committee.
(3) Member of the corporate governance and nominating committee.

Nominees for Election to a Three-Year Term Ending at the 2025 Annual Meeting

Jeffrey Nau, Ph.D., M.M.S. has served as our President and Chief Executive Officer and as a member of our Board since October 2017. From March 2017 to October 2017, Dr. Nau provided services to us as a consultant. Previously, Dr. Nau was Vice President of Clinical and Medical Affairs at Ophthotech Corporation, a clinical-stage biopharmaceuticals company, from July 2013 to March 2017. Currently, he is a member of the board of directors for BioNJ and Chair of the Membership Committee. Prior to Ophthotech, he was a Medical Science Director at Genentech, a biotechnology company, from October 2011 to July 2013. From September 2006 to October 2011, Dr. Nau was Vice President of Medical and Clinical Affairs at NeoVista. Dr. Nau received a B.S. in Biology from Stony Brook University, an M.S. in medical science from Drexel University College of Medicine, and a Ph.D. in public health and epidemiology from Walden University. We believe that Dr. Nau is qualified to serve on our Board because of the perspective and experience he provides as our President and Chief Executive Officer as well as his broad experience within the life sciences industry.

Michael G. Atieh has served as a member of our Board since October 2020. Mr. Atieh has served as a director and chairman of the Audit Committee of Immatics, N.V., a clinical-stage biopharmaceutical company, since July 2020. Mr. Atieh has also served as director of electroCore, Inc., a medical technology company, since June 2018; he previously served as Chairman from April 2002 until October 1, 2021 and previously chaired the Audit Committee from June 2018 until September 2020. Mr. Atieh has also served as a director of Chubb Limited, the parent company of the Chubb Group of Companies focused on global insurance and reinsurance services, since January 1990. He currently serves on the Risk and Finance Committee and previously chaired the Audit Committee from 2012 until 2020. Mr. Atieh also served as Executive Vice President and Chief Financial and Business Officer of Ophthotech Corporation (a biopharmaceutical company) and was Executive Chairman of Eyetech Inc., a private specialty pharmaceutical company. He previously served as Executive Vice President and Chief Financial Officer of OSI Pharmaceuticals. Mike has previously served as a director and/or in management roles at a number of life sciences and biotechnology companies including Theravance Biopharma, Inc. Dendrite International, Inc. and Merck & Co. Inc. Mike earned a B.A. from Upsala College. We believe that Mr. Atieh is qualified to serve on our Board because of his extensive experience in the life science and biotechnology industry, as well as his experience on the boards of public companies.

George Eliades, Ph.D. has served as a member of our Board since April 2021. Dr. Eliades has served as Senior Vice President, Corporate Development and Chief Transformation Officer of Jazz Pharmaceuticals since December 2020. From November 2007 to December 2020, Dr. Eliades was a partner at Bain & Company, where he focused primarily on advising biopharmaceutical clients. Dr. Eliades has advised multiple clients on their transformation agendas, including strategy, cost, M&A and digital driven transformation. Before joining Bain, Dr. Eliades was a consultant at Monitor Group serving global biopharmaceutical clients. Dr. Eliades serves as the Chairman of the board of directors for the Pulmonary Fibrosis Foundation and has also advised nonprofits in the healthcare space, including the California Life Sciences Association and the American Society of Retina Specialists. Dr. Eliades received a B.A. from Harvard College, where he graduated magna cum laude with highest honors, and an M.A. and a Ph.D. from Harvard University. We believe that Dr. Eliades is qualified to serve on our Board because of his broad experience in the life sciences industry and management experience.

Directors Continuing in Office

Mark Murray has served as a member of our Board since October 2017 and previously served as our Chief Financial Officer from November 2017 until July 2019. Mr. Murray has served as a Partner at FLG Partners, a financial consulting and advisory company, since October 2014. Prior to FLG Partners, Mr. Murray served as Chief Financial Officer at OptiMedica Corporation, an ophthalmic device company which was acquired by Abbott Labs in 2013, from June 2008 to December 2013. Prior to OptiMedica, Mr. Murray spent over 20 years with Guidant Corporation, including its predecessor Advanced Cardiovascular System and its successor Abbott Labs. Mr. Murray received a B.S. in business administration (accounting) from San Francisco State University. We believe Mr. Murray is qualified to serve on our Board because of his financial and accounting expertise and his experience in the life science industry.

Clare Ozawa, Ph.D. has served as a member of our Board since February 2019. Dr. Ozawa has served as a Managing Director at Versant Venture Management LLC, a life science venture capital firm investing in early stage healthcare companies, since July 2017 and was an investment professional at Versant from 2008 to 2011. Prior to re-joining Versant, Dr. Ozawa was the Chief Business Officer of Inception Sciences from January 2011 to May 2014 and served as Inception’s Chief Operating Officer from June 2014 to July 2017. She also worked in the Office of the Chief Executive Officer at Novartis Pharma from 2006 to 2008 and at McKinsey & Company from 2002 to 2006. Dr. Ozawa received a B.S. in biological sciences and a Ph.D. in neurosciences from Stanford University. We believe that Dr. Ozawa is qualified to serve on our Board because of her expertise and experience in the life sciences, including her educational background, and her management experience.

Ali Behbahani, M.D. has served as a member of our Board since July 2017. Dr. Behbahani joined New Enterprise Associates (NEA) in 2007 and is currently a general partner on the healthcare team. Prior to joining NEA, he worked as an intern and later as a consultant in business development at The Medicines Company, a specialty pharmaceutical company developing acute care cardiovascular products. He previously held positions as a Venture Associate at Morgan Stanley Venture Partners from 2000 to 2002 and as a Healthcare Investment Banking Analyst at Lehman Brothers from 1998 to 2000. He has been a member of the board of directors of Genocea Biosciences (Nasdaq:GNCA) since February 2018, CRISPR Therapeutics (Nasdaq:CRSP) since April 2015, and Adaptimmune Therapeutics (Nasdaq:ADAP) since September 2014, Black Diamond Therapeutics, Inc. (Nasdaq:BDTX) since December 2018 and was on the board of Nevro Corp. (NYSE:NVRO) from August 2014 to March 2019. Dr. Behbahani received a B.S. in biomedical engineering, electrical engineering and chemistry from Duke University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.D. from the University of Pennsylvania School of Medicine. We believe that Dr. Behbahani is qualified to serve on our Board due to his experience in the biopharmaceutical industry and his experience as a member of the boards of directors of multiple companies in the industry.

Benjamin Tsai has served as a member of our Board since February 2019. Mr. Tsai joined Invus Opportunities in 2008, where he is a partner focused on growth equity investments. Mr. Tsai has served as a director or board observer of more than a dozen companies, primarily in the health care sector. Previously, Mr. Tsai was a management consultant at the Monitor Group. Mr. Tsai received a B.S. degree in business administration from the University of Southern California and an M.B.A from Harvard University. We believe that Mr. Tsai is qualified to serve our Board because of his substantial experience as an investor and his financial and accounting expertise.

Aimee Weisner has served as a member of our Board since October 2019. From January 2011 to July 2019, Ms. Weisner served as the General Counsel and as a corporate vice president at Edwards Lifesciences Corporation. Prior to Edwards Lifesciences, Ms. Weisner served as a legal advisor to public pharmaceutical and medical device companies located in Southern California from 2009 to 2010. From 2002 to 2009, Ms. Weisner served in several positions at Advanced Medical Optics, Inc. (acquired by Abbott Laboratories), including corporate vice president, general counsel and secretary; executive vice president, administration, general counsel and secretary; and executive vice president, administration and secretary. From 1998 to 2002, Ms. Weisner served as corporate counsel and assistant secretary; and then vice president, assistant general counsel and assistant secretary at Allergan, Inc. Since July 2014, Ms. Weisner has served as a member of the board of directors of Glaukos Corporation (NYSE:GKOS). Since February 1, 2021, Ms. Weisner has served as a member of the board of directors of LENSAR, Inc. (Nasdaq:LNSR). Ms. Weisner received a B.A. from California State University, Fullerton and a J.D. from Loyola Law School, Los Angeles. We believe that Ms. Weisner is qualified to serve on our Board because of her legal expertise and her experience in the life science industry.

Donald Santel has served as a member of our Board since August 2021. Mr. Santel served as Executive Chairman of Adicet Bio, Inc., a private allogeneic cell therapy oncology company, from October 2017 through its reverse merger with resTORbio, Inc. in September 2020. From March 2018 through April 2019, Mr. Santel also served as Adicet Bio’s interim Chief Executive Officer. He previously served as Chief Executive Officer of Hyperion Therapeutics from June 2008 until the sale of the company to Horizon Pharma in May 2015. Mr. Santel led Hyperion from a development stage private company through the approval and commercial launch of Ravicti for the treatment of urea cycle disorders. Mr. Santel was a member of Hyperion’s board of directors from March 2007 through the company’s sale. Previously, Mr. Santel was a co-founder, member of the board of directors and the Chief Executive Officer of CoTherix, Inc., from January 2000 through its sale to Actelion in January 2007. Prior to joining CoTherix, Mr. Santel was employed by several medical device companies, including Cardiac Pathways Corporation (acquired by Boston Scientific) and Medtronic, Inc. Mr. Santel previously served on the board of directors and the audit and compensation committees of Anthera Pharmaceuticals, Inc. and as a director of ChemGenex Pharmaceuticals, Inc. Mr. Santel holds an M.S. in electrical engineering from the University of Minnesota and a B.S.E. in biomedical engineering from Purdue University. We believe that Mr. Santel is qualified to serve on our Board due to his experience in the biopharmaceutical industry and his experience as executive officer and as a member of the boards of directors of multiple companies in the industry.

Director Independence

Our common stock is listed on The Nasdaq Stock Market (“Nasdaq”). Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions and phase-in periods, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board undertook a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of our directors, other than Dr. Nau and Mr. Murray, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq. Dr. Nau is not an independent director because he is our President and Chief Executive Officer. Mr. Murray is not an independent director because he previously served as our Chief Financial Officer until July 2019.

In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them. There are no family relationships among any of our directors or executive officers.

Board Diversity

The following Board Diversity Matrix provides the diversity statistics for our Board.

Board Diversity Matrix (as of April 22, 2022)
Total Number of Directors	9
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	1	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background		1

Board Leadership Structure

Our Board is currently chaired by Mr. Santel. As a general policy, our Board believes that separation of the positions of chairperson of our Board and Chief Executive Officer can reinforce the independence of our Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board as a whole. As such, Dr. Nau serves as our Chief Executive Officer while Mr. Santel serves as the chairperson of our Board but is not an officer of the Company. We currently expect and intend the positions of chairperson of our Board and Chief Executive Officer to continue to be held by two individuals, but we may reevaluate this separation of positions in the future.

Board Committees and Meetings

Our Board has established an audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of the audit, compensation, and nominating and corporate governance committees is a standing committee and operates pursuant to a separate written charter adopted by our Board that is available on the Investor Relations section of the Company’s website at investors.oysterpointrx.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference into this proxy statement the information on or accessible through our website.

The Board met five (5) times during fiscal year 2021. During fiscal year 2021, each of our directors attended 75% or more of the aggregate of (a) the total number of meetings of the Board held while a director (during the period in which the director served on the Board) and (b) the total number of meetings held by all committees on which the director served (during the period in which the director served on such committees). Pursuant to our Corporate Governance Guidelines, each director is encouraged to attend each annual meeting of stockholders.

Audit Committee

The audit committee consists of Mr. Atieh, Dr. Behbahani and Ms. Weisner. Mr. Atieh is the chairperson of the Audit Committee and is the audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of Nasdaq.

Although Dr. Behbahani does not fall under the safe harbor provision of Rule 10A-3(e)(1)(ii) of the Exchange Act because Dr. Behbahani is a general partner of a stockholder that owns more than 10% of the Company’s voting power, our Board has determined that each of Dr. Behbahani, Ms. Weisner and Mr. Atieh is independent.

Our audit committee oversees our corporate accounting and financial reporting process and assists our Board in monitoring our financial systems. Our audit committee also:

• selects and hires the independent registered public accounting firm to audit our financial statements;

• helps to ensure the independence and performance of the independent registered public accounting firm;

• approves audit and non-audit services and fees;

• reviews financial statements and discuss with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

• prepares the audit committee report that the SEC requires to be included in our annual proxy statement;

• reviews reports and communications from the independent registered public accounting firm;

• reviews the adequacy and effectiveness of our internal controls and disclosure controls and procedure;

• reviews our policies on risk assessment and risk management;

• reviews and monitor conflicts of interest situations, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;

• reviews related party transactions; and

• establishes and oversees procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

The audit committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq listing rules. The audit committee met nine (9) times in fiscal year 2021.

Compensation Committee

The compensation committee consists of Mr. Tsai, Dr. Eliades and Mr. Santel, each of whom meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Mr. Tsai is the chairperson of the compensation committee. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Dr. Link was a member of the compensation committee prior to his retirement from the Board effective March 17, 2022. The compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee also:
• oversees our overall compensation philosophy and compensation policies, plans and benefits programs;

• reviews and approves, or recommends to the Board for approval, compensation for our executive officers and directors;

• prepares the compensation committee report that the SEC will require to be included in our annual proxy statement; and

• administer our equity compensation plans.

The compensation committee has the right, in its sole discretion, to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. The compensation committee engaged Aon Consulting as an outside consultant, to advise on compensation-related matters.

Our Compensation Committee has the authority to form and delegate authority to one or more subcommittees as it deems appropriate from time to time.

The compensation committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq listing rules. The compensation committee met nine (9) times in fiscal year 2021.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee consists of Dr. Behbahani and Dr. Ozawa, each of whom meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Dr. Ozawa is the chairperson of the corporate governance and nominating committee. The corporate governance and nominating committee oversees and assists our Board in reviewing and recommending nominees for election as directors. Specifically, the corporate governance and nominating committee:

• identifies, evaluates and makes recommendations to our Board regarding nominees for election to our Board and its committees;

• reviews and makes recommendation to our Board with respect to management succession planning;

• considers and makes recommendations to our Board regarding the composition of our Board and its committees;

• reviews developments in corporate governance practices;

• evaluates the adequacy of our corporate governance practices and reporting; and

• evaluates the performance of our Board and individual members.

Our corporate governance and nominating committee operates under a written charter that satisfies applicable rules of the SEC and Nasdaq listing rules. The corporate governance and nominating committee met four (4) times in fiscal year 2021.

Identifying and Evaluating Director Nominees

Our Board has delegated to the corporate governance and nominating committee the responsibility of identifying individuals qualified to become board members and recommending to the Board nominees to fill vacancies and newly created directorships and the nominees to stand for election as directors. If the corporate governance and nominating committee determines that an additional or replacement director is required, it may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management.

In its evaluation of director candidates, including the members of the Board eligible for reelection, the corporate governance and nominating committee will consider the current size and composition of the Board and the needs of the Board and its committees. Some of the factors that our corporate governance and nominating committee considers include, without limitation, character, integrity, judgment, diversity, including diversity in terms of gender, race, ethnicity and experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and similar factors.

Nominees must also have the highest personal and professional ethics and integrity, proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, skills that are complementary to those of the existing Board, the ability to assist and support management and make significant contributions to the Company’s success, and an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

A stockholder that wants to recommend a candidate for election to the Board should direct the recommendation in writing by letter to the Company, attention of the Corporate Secretary, at 202 Carnegie Center, Suite 109, Princeton, New Jersey 08540. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership. In addition, a stockholder must meet the deadlines and other requirements set forth in the Company’s bylaws. The corporate governance and nominating committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources.

Role of the Board in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through discussions from committee members about such risks. Our Board believes its administration of its risk oversight function has not negatively affected the Board’s leadership structure. The Board’s allocation of risk oversight responsibility may change from time to time based on the evolving needs of the Company.

Compensation Risk Assessment

The compensation committee periodically reviews the Company’s general compensation strategy and reviews the risks arising from the Company’s compensation policies and practices for all employees that are reasonably likely to have a material adverse effect on the Company.

Communications with Directors

Stockholders and other interested parties may communicate with the board by writing in care of the Corporate Secretary, Oyster Point Pharma, Inc., 202 Carnegie Center, Suite 109, Princeton, New Jersey 08540. Communications intended for a specific director or directors, including the lead director or the independent directors as a group, should be addressed to the attention of the relevant individual(s) in care of the Corporate Secretary at the same address. Our Corporate Secretary will review all correspondence intended for the board and will regularly forward to the board a summary of such correspondence and copies of correspondence that, in the opinion of the Corporate Secretary, is of significant importance to the functions of the Board or otherwise requires the board’s attention.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at http://investors.oysterpointrx.com in the Governance section of our Investors webpage. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.

EXECUTIVE COMPENSATION
Executive Officers

Information regarding Dr. Nau, who also serves as a director, is set forth above under “Directors and Corporate Governance.”

Daniel Lochner has served as our Chief Financial Officer since July 2019. Previously, Mr. Lochner was a Managing Director within the Investment Management Division of Goldman Sachs where he served as a lead equity portfolio manager and healthcare investor for various fund strategies. Mr. Lochner joined the Investment Management Division of Goldman Sachs in 2005 as an equity investor, a position he maintained during his tenure at the firm. Mr. Lochner received a B.A. in Economics from the University of Richmond and an Executive M.B.A. from Columbia University. We believe that Mr. Lochner is qualified to serve as our CFO because of his financial and accounting expertise and his experience in the healthcare industry.

John Snisarenko has served as our Chief Commercial Officer since September 2019. Mr. Snisarenko was most recently the Group Vice President of the Ophthalmology Business Unit at Takeda Pharmaceuticals (previously Shire) from June 2017 to September 2019. Prior to joining Shire, Mr. Snisarenko was a Vice President in Genentech’s ophthalmology business units from December 2007 until May 2017. From April 2006 to December 2007, Mr. Snisarenko was a Vice President in the ophthalmology business of NOVADAQ Technologies and from June 1996 to April 2006, he was a Vice President in the ophthalmology business of Novartis Pharmaceuticals Canada. Mr. Snisarenko has been a member of the board of directors of Alimera Sciences, Inc. (Nasdaq:ALIM) since July 2019. Mr. Snisarenko received a B.Sc. in Biochemistry and an M.B.A. from McGill University. We believe Mr. Snisarenko is qualified to serve as our Chief Commercial Officer because of his substantial experience in the ophthalmology business.

Process and Procedure for Compensation Decisions

Our compensation committee is primarily responsible for establishing and reviewing our general compensation strategy. In addition, the compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. The compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Under its charter, our compensation committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. In fiscal 2021, the compensation committee retained Aon Consulting, a compensation consultant, to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation and to assess how our compensation practices compared to the compensation practices of other companies, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Summary Compensation Table

Our named executive officers for fiscal 2021, which consist of our principal executive officer and the next two most highly compensated executive officers, are:

• Jeffrey Nau, Ph.D., M.M.S., our President and Chief Executive Officer;
• Daniel Lochner, our Chief Financial Officer; and
• John Snisarenko, our Chief Commercial Officer.

The following table sets forth information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers in the year indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1),(2)	Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey Nau, Ph.D., M.M.S.	2021	562,500	—	486,105	1,354,380	388,125	12,229	2,803,339
President, Chief Executive Officer and Director	2020	530,450	—	—	4,919,313	291,748	11,400	5,752,911
Daniel Lochner (5)	2021	426,500	—	210,637	1,026,293	196,190	19,307	1,878,927
Chief Financial Officer	2020	412,000	40,000	—	1,689,468	181,280	11,400	2,334,148
John Snisarenko	2021	426,500	—	210,637	760,239	196,190	12,259	1,605,825
Chief Commercial Officer	2020	412,000	—	—	1,689,468	181,280	11,400	2,294,148

(1) The amounts reported represent the aggregate grant date fair value of the awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Compensation — Stock Compensation (“ASC 718”), excluding the effect of any estimated forfeitures. Information about the assumptions used in the calculation of these amounts are included in “Note 2. Basis of Presentation and Summary of Significant Accounting Policies — Stock-Based Compensation” and “Note 8. Equity Incentive Plans” to the Company’s financial statements for the year ended December 31, 2021 included in the Company’s Annual Report on Form 10-K for such year.

(2) Stock awards consisted of restricted stock units granted under the 2019 Plan (as defined below).

(3) Non-equity incentive plan compensation consists of bonus awards under the Incentive Compensation Plan (as defined below) earned for 2021 and 2020 performance, which compensation was paid in February 2022 and February 2021, respectively.

(4) All other compensation consists of non-elective employer 401(k) plan contributions and other taxable benefits.

(5) Mr. Lochner received a signing bonus of $40,000 in 2020 in accordance with his Employment Offer letter.

Narrative to Summary Compensation Table

Executive Incentive Plan Compensation

Each of our named executive officers were awarded a cash bonus based on the attainment of corporate objectives for the fiscal year ended December 31, 2021. These bonuses were awarded under, and subject to the terms of, our Executive Incentive Compensation Plan (the “Incentive Compensation Plan”), which was adopted by our Board in October 2019. Our Incentive Compensation Plan allows the Company to provide incentive awards, generally payable in cash, to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by the Company. The compensation committee of our Board administers the Incentive Compensation Plan, and has the authority, in its sole discretion and at any time, to increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period.

Stock Awards
In January 2021, our Board granted to Dr. Nau, Mr. Lochner and Mr. Snisarenko 25,898, 11,222 and 11,222 restricted stock units, respectively, at a market price $18.77 per share, as set forth in the Outstanding Equity Awards at December 31, 2021 table below. One quarter of the total number of restricted stock units vested January 29, 2022, and one-third of the remaining restricted stock units continues to vest, annually thereafter, subject to continued service to the Company through each such vesting date. Each restricted stock unit represents a contingent right to receive one share of our common stock.

In January 2022, in addition to the performance units and option grants noted below, the compensation committee of our Board granted to Dr. Nau, Mr. Lochner and Mr. Snisarenko 46,700, 19,500 and 12,100 restricted stock units, respectively, at a market price $16.00 per share. One quarter of the total number of restricted stock will vest on January 7, 2023, and one thirty-sixth of the remaining shares shall vest, monthly thereafter, subject to continued service to the Company through each such vesting date. Each restricted stock unit represents a contingent right to receive one share of our common stock.

In January 2022, the compensation committee of our board also granted to Dr. Nau, Mr. Lochner and Mr. Snisarenko 170,600, 80,000 and 45,000 performance units (“PSUs” and such number of PSUs granted, the “target number PSU awards”), respectively. These PSUs were granted pursuant to our 2019 Equity Incentive Plan. Upon vesting, each PSU will entitle the grantee to receive one share of our common stock. Shares issuable in respect of each PSU are eligible to vest, in an amount ranging from 0% to 125% of the target number PSU awards, on July 1, 2024, based on the achievement of one or more of three performance objectives related to our total prescriptions, net product revenue and total shareholder return achieved in the period beginning on January 1, 2022 and ending on June 30, 2023 (the “Performance Period”), respectively, based on the following performance milestones and the executive officer’s continued service to the Company:

•25% to 50% of the target number of PSUs will vest based on the achievement of a milestone related to total prescriptions of TYRVAYA™ during the Performance Period (the “TRx Performance Objective”). To the extent the TRx Performance Objective is achieved between the milestone levels for 25% or 50% vesting of the target number of PSUs, the number of PSUs that will vest will be determined using linear interpolation;

•25% to 50% of the target number of PSUs will vest based on the achievement of a milestone related to net product revenue of the Company during the Performance Period (the “Net Product Revenue Performance Objective”). To the extent the Net Product Revenue Performance Objective is achieved between the milestone levels for 25% or 50% vesting of the target number of PSUs, the number of PSUs that will vest will be determined using linear interpolation;

•An additional 25% of the target number of PSUs will vest based on the achievement of a milestone related to the Company’s total shareholder return over the Performance Period (the “TSR Performance Objective”). The TSR Performance Objective will only be achievable if at least one of the TRx Performance Objective or Net Product Revenue Performance Objective is also achieved.

Option Awards

In September 2021, our Board granted to Mr. Snisarenko an option to purchase 20,000 shares our common stock at an exercise price $12.23 per share per share, as set forth in the Outstanding Equity Awards at December 31, 2021 table below. One quarter of the total number of shares subject to the option will vest on August 25, 2022, and one thirty-sixth of the remaining shares continues to vest, monthly thereafter, subject to continued service to the Company through each such vesting date.

In August 2021, our Board granted to Mr. Lochner an option to purchase 45,000 shares our common stock at an exercise price $13.78 per share per share, as set forth in the Outstanding Equity Awards at December 31, 2021 table below. One quarter of the total number of shares subject to the option will vest August 26, 2022, and one thirty-sixth of the remaining shares continues to vest, monthly thereafter, subject to continued service to the Company through each such vesting date.

In January 2021, our Board granted to Dr. Nau, Mr. Lochner and Mr. Snisarenko options to purchase 116,539, 50,500 and 50,500 shares our common stock, respectively, at an exercise price $18.77 per share per share, as set forth in the Outstanding Equity Awards at December 31, 2021 table below. One quarter of the total number of shares subject to each option vested January 29, 2022, and one thirty-sixth of the remaining shares continues to vest, monthly thereafter, subject to continued service to the Company through each such vesting date.

In January 2022, the compensation committee of our Board granted to Dr. Nau, Mr. Lochner and Mr. Snisarenko options to purchase 210,00, 87,900 and 54,500 shares our common stock, respectively, at an exercise price $16.00 per share per share. One quarter of the total number of shares subject to each option will vest on January 7, 2023, and one thirty-sixth of the remaining shares shall vest, monthly thereafter, subject to continued service to the Company through each such vesting date.

Named Executive Officer Employment Arrangements

Jeffrey Nau, Ph.D., M.M.S.

We entered into an employment offer letter with Jeffrey Nau, our President and Chief Executive Officer, on November 1, 2017. The employment offer letter has no specific term and provides that Dr. Nau is an at-will employee. Dr. Nau’s current base salary is $632,600 and his target annual cash bonus is equal to 60% of his annual base salary.

In connection with the commencement of his employment, Dr. Nau was granted an incentive stock option to purchase 519,774 shares of common stock. As of November 1, 2021, this stock option was fully vested.

Daniel Lochner

We entered into an employment offer letter with Daniel Lochner, our Chief Financial Officer, on July 2, 2019. The employment offer letter has no specific term and provides that Mr. Lochner is an at-will employee. Mr. Lochner’s current base salary is $470,000 and his target annual cash bonus is equal to 45% of his annual base salary.

In connection with the commencement of his employment, Mr. Lochner was granted an option to purchase 201,950 shares of common stock. Mr. Lochner’s option with respect to one quarter of the shares vested on July 25, 2020, and one thirty-sixth of the remaining shares shall vest monthly thereafter, subject to continued service to us through each such vesting date.

John Snisarenko

We entered into an employment offer letter with John Snisarenko, our Chief Commercial Officer, on August 2, 2019. The employment offer letter has no specific term and provides that Mr. Snisarenko is an at-will employee. Mr. Snisarenko’s current base salary is $441,427 and his target annual cash bonus is equal to 40% of his annual base salary.

In connection with the commencement of his employment, Mr. Snisarenko was granted an option to purchase 183,591 shares of common stock. Mr. Snisarenko’s option with respect to one quarter of the shares vested on September 17, 2020, and one thirty-sixth of the shares shall vest monthly thereafter, subject to continued service to us through each such vesting date.

Each named executive officer is eligible for severance and change of control-related benefits as described below.

Change of Control and Severance Agreements

We have entered into change of control and severance agreements with Dr. Nau, Mr. Lochner and Mr. Snisarenko, which supersede all previous severance and change of control arrangements we had previously entered into with our named executive officers. Under each of these agreements, if, within the period three months prior to and 12 months following a “change of control” (such period, the change in control period), we terminate the employment of the applicable employee other than for “cause”, death or “disability” or the employee resigns for “good reason” (as such terms are defined in the employee’s change of control and severance agreement) and the employee executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the employee’s termination, the employee is entitled to receive (i) a lump sum severance payment, less applicable tax withholdings, equal to the payment of employee’s base salary, as then in effect, for a period of 18 months for Dr. Nau and 12 months for Mr. Lochner and Mr. Snisarenko, respectively (such monthly period, the severance period) (ii) a lump sum payment, less applicable tax withholdings, equal to a percentage of the employee’s annual target bonus for the year in which the termination occurs, with such percentage being 150% for Dr. Nau and 100% for Mr. Lochner and Mr. Snisarenko, respectively, (iii) a lump sum payment, less applicable tax withholdings, equal to the amount of any bonus arising from the achievement of performance objectives in a prior fiscal year that would have been paid to the employee had the employee remained employed through the applicable bonus payment date, provided such date would occur in the fiscal year including the termination date, (iv) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) for the employee and the employee’s dependents through the applicable employee’s severance period, and (v) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards.

In addition, under each of these agreements, if, outside of the change in control period, we terminate the employment of the applicable employee other than for cause, death or disability or the employee resigns for good reason, and the employee executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the employee’s termination, the employee is entitled to receive (i) a lump sum severance payment, less applicable tax withholdings, equal to the payment of employee’s base salary, as then in effect, of 18 months for Dr. Nau and 12 months for Mr. Lochner and Mr. Snisarenko, respectively (such monthly period, the severance period) (ii) a lump sum payment, less applicable tax withholdings, equal to the amount of any bonus arising from the achievement of performance objectives in a prior fiscal year that would have been paid to the employee had the employee remained employed through the applicable bonus payment date, provided such date would occur in the fiscal year including the termination date, and (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to COBRA for the employee and the employee’s dependents through the applicable employee’s severance period.

Under each of these agreements, in the event any payment to the applicable employee pursuant to his change of control and severance agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the “Code”), as a result of a payment being classified as a parachute payment under Section 280G of the Code, the employee will receive such payment as would entitle the employee to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Severance Plan

On March 15, 2021, our Board adopted the Oyster Point Pharma, Inc. Severance Pay Plan (the “Severance Plan”), which provides severance and change in control benefits for all eligible employees, including our named executive officers. Our named executive officers will only receive the severance benefit that provides the maximum benefit, either from such executive officer’s change of control and severance agreement or from the Severance Plan, but not both.

Under the Severance Plan, if, within the period three months prior to and 12 months following a “change of control” (such period, the change in control period), we terminate the employment of the applicable employee other than for “cause”, death or “disability” or the employee resigns for “good reason” (as such terms are defined in the Severance Plan) and the employee executes a separation agreement and release of claims that becomes effective and irrevocable no later than the deadline specified in the release, the employee is entitled to receive (i) a lump sum severance payment, less applicable tax withholdings, equal to the payment of employee’s base salary, as then in effect, of 18 months for Dr. Nau and 12 months for Mr. Lochner and Mr. Snisarenko, respectively (such monthly period, the severance period) (ii) a lump sum payment, less applicable tax withholdings, equal to 100% of the employee’s target annual bonus for the year in which the termination occurs prorated for a period of 18 months for Dr. Nau and 12 months for Mr. Lochner and Mr. Snisarenko, (iii) a lump sum payment, less applicable tax withholdings, equal to the employee’s target annual bonus for the year in which the termination occurs, prorated to the number of days that have passed in the year in which the termination occurs as of the termination date for such employee, (iv) a lump sum payment, less applicable tax withholdings, equal to the amount of any bonus arising from the achievement of performance objectives in a prior fiscal year that would have been paid to the employee had the employee remained employed through the applicable bonus payment date, provided such date would occur in the fiscal year including the termination date, (v) eligibility to maintain, at active employee rates, group health insurance continuation benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) for the employee and the employee’s dependents through the applicable employee’s severance period, and (vi) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards and an extended exercise period to six months.

In addition, under the Severance Plan, if, outside of the change in control period, we terminate the employment of an employee other than for cause, death or disability or the employee resigns for good reason, and the employee executes a separation agreement and release of claims that becomes effective and irrevocable no later than the deadline specified in the release, the employee is entitled to receive (i) a lump sum severance payment, less applicable tax withholdings, equal to the payment of employee’s base salary, as then in effect, for a period of 18 months for Dr. Nau and 12 months for Mr. Lochner and Mr. Snisarenko, respectively (such monthly period, the severance period) (ii) a lump sum payment, less applicable tax withholdings, equal to the amount of any bonus arising from the achievement of performance objectives in a prior fiscal year that would have been paid to the employee had the employee remained employed through the applicable bonus payment date, provided such date would occur in the fiscal year including the termination date, and (iii) eligibility to maintain, at active employee rates, group health insurance continuation benefits pursuant to COBRA for the employee and the employee’s dependents through the applicable employee’s severance period.

Under the Severance Plan, in the event any payment to the applicable employee pursuant to the Severance Plan would be subject to the excise tax imposed by Section 4999 of the Code, as a result of a payment being classified as a parachute payment under Section 280G of the Code, the employee will receive such payment as would entitle the employee to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

2021 Inducement Plan

In July 2021, our Board approved the adoption of the Oyster Point Pharma, Inc. 2021 Inducement Plan (the “Inducement Plan”), which is to be used exclusively for grants of awards to individuals who were not previously our employees or directors (or following a bona fide period of non-employment) as a material inducement to such individuals’ entry into employment with us, pursuant to Nasdaq Listing Rule 5635(c)(4). The terms and conditions of the Inducement Plan are substantially similar to those of the 2019 Plan (defined below).

Our Inducement Plan provides that in the event of a merger or Section 409A Change in Control, as defined under our Inducement Plan, the vested Non-Exempt Award, as defined in the Inducement Plan, will automatically be accelerated and the shares will be immediately issued in respect of the vested Non-Exempt Award. Alternatively, we may instead provide that the participant will receive a cash settlement equal to the fair market value of the shares that would otherwise be issued to the participant upon the Section 409A Change in Control.

For awards granted to non-employee directors, upon a Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award, as defined in the Inducement Plan, will automatically be accelerated and the shares will be immediately issued to the participant in respect of the Non-Exempt Director Award. Alternatively, we may provide that the participant will instead receive a cash settlement equal to the fair market value of the shares that would otherwise be issued to the participant upon the Section 409A Change in Control.

2019 Equity Incentive Plan

In October 2019, our Board and our stockholders approved the adoption of the Oyster Point 2019 Equity Incentive Plan (the “2019 Plan”). The 2019 Plan provides for the granting of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, and performance shares to the Company's employees, directors, and others.

Our 2019 Plan provides that in the event of a merger or change in control, as defined under our 2019 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards, all awards held by a participant or all awards of the same type similarly.

If a successor corporation does not assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to an outside director, in the event of a change in control, the outside director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse and, for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

2019 Employee Stock Purchase Plan

In October 2019, our Board and our stockholders approved the adoption of the Oyster Point 2019 Employee Stock Purchase Plan (the “ESPP”). The ESPP is offered to all eligible employees, which includes eligible named executive officers, to purchase shares of the Company's common stock at 85% of the fair market value of the Company's stock at the beginning or the end of the offering period, whichever is lower through payroll deductions. Eligible employees may contribute up to $25,000 per calendar year and subject to any other plan limitations.

The 2019 ESPP provides that in the event of a merger or change in control, as defined under our 2019 ESPP, a successor corporation (or a parent or subsidiary of the successor corporation) will assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period with respect to which the purchase right relates will be shortened, and a new exercise date will be set that will be before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Dr. Nau, Mr. Lochner and Mr. Snisarenko participated in the ESPP in 2021.

2016 Equity Incentive Plan

Our 2016 Equity Incentive Plan, as amended (the “2016 Plan”), provides that with respect to awards granted prior to October 11, 2017, in the event of our merger with or into another corporation or entity or a “change in control” (as defined in the 2016 Plan), and with respect solely to any participant who has been a service provider during the 12 month period preceding the closing date of a merger or change in control, such participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

With respect to all other awards, in the event of our merger with or into another corporation or entity or a change in control, each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds or all awards of the same type, similarly.

Outstanding Equity Awards at December 31, 2021

The following table shows outstanding equity awards held by our named executive officers as of December 31, 2021.

		Option Awards				Stock Awards
Named Executive Officer	Grant Date	Option Awards— Number of Securities Underlying Unexercised Options Exercisable (#)	Option Awards— Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Jeffrey Nau, Ph.D. M.M.S.	05/24/2017	11,031	—	0.20	05/24/2027	—	—
	11/10/2017	434,774	—	1.02	11/10/2027	—	—
	06/06/2019	277,456	109,695	5.33	06/06/2029	—	—
	02/03/2020	101,358	110,175	32.65	02/03/2030	—	—
	01/29/2021	—	116,539	18.77	01/29/2031	25,898	472,897

Daniel Lochner	07/25/2019	81,316	79,935	11.51	07/25/2029	—	—
	02/03/2020	34,805	37,843	32.65	02/03/2030	—	—
	01/29/2021	—	50,500	18.77	01/29/2031	11,222	204,914
	08/26/2021	—	45,000	13.78	08/26/2031	—	—

John Snisarenko	10/02/2019	103,271	80,320	14.28	10/02/2029	—	—
	02/03/2020	34,805	37,843	32.65	02/03/2030	—	—
	01/29/2021	—	50,500	18.77	01/29/2031	11,222	204,914
	09/22/2021	—	20,000	12.23	09/22/2031	—	—

401(k) Plan

We maintain a 401(k) retirement savings plan for the benefit of our employees. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. We match 100% of contributions up to the first 3% of base salary, and 50% of contributions up to the next 2% of base salary made by each employee in their 401(k) plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights	Weighted Average Exercise Price of Outstanding Options and Rights (4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders
2016 Equity Incentive Plan (1)	1,935,240	$5.42	—
2019 Equity Incentive Plan (2)	2,257,381	$19.42	1,535,488
2019 Employee Stock Purchase Plan (3)	33,589	N/A	191,858
Equity compensation plans not approved by security holders
2021 Inducement Plan	270,600	$13.67	379,400
Total	4,496,810	N/A	2,372,541

(1) As a result of our initial public offering and the adoption of the 2019 Plan, we no longer grant awards under the 2016 Plan; however, all outstanding options issued pursuant to the 2016 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2019 Plan.

(2) The 2019 Plan provides that the number of shares available for issuance under the 2019 Plan will be increased on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 4,000,000 shares, (ii) four percent (4%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our Board or any of its committees as will be administering the 2019 Plan may determine. Pursuant to these terms, an additional 1,063,183 shares were added to the number of available shares under the 2019 Plan effective January 1, 2022. In addition, in accordance with the terms of the 2019 Plan, 7,784 shares were added to the number of available shares under the 2019 Plan due to stock awards granted under the 2016 Plan that expired or otherwise terminated, were forfeited back to or repurchased by the Company, or were withheld or reacquired to settle the exercise price or a tax withholding obligation of the relevant holder prior to January 1, 2022.

(3) The 2019 ESPP provides that the number of shares available for issuance under the 2019 ESPP will be increased on the first day of each fiscal year beginning in 2022 in an amount equal to the least of (i) 1,000,000 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by our Board or any of its committees as will be administering the 2019 ESPP may determine. Pursuant to these terms, an additional 265,795 shares were added to the number of available shares under the 2019 ESPP effective January 1, 2022.

(4) The weighted-average exercise price is calculated solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of restricted stock units, which have no exercise price.

Indemnification

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Certain Relationships and Related Person Transactions – Transactions and Relationships with Directors, Officers and 5% Stockholders – Indemnification of Officers and Directors.”

Hedging and Pledging Policies

Pursuant to our Insider Trading Policy, all employees are prohibited from trading in puts or calls or other derivative or hedging transactions in our securities. Employees are also prohibited from including our securities in a margin account or pledging our securities as collateral for a loan, and other employees are discouraged from doing so. Further, it is against Company policy for any employee (including any executive officers) to engage in short sales of our common stock. Any violation of the policies may result in disciplinary action, including dismissal for cause.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table sets forth information concerning compensation earned by the non-employee members of our Board in fiscal 2021. Dr. Nau, our President and Chief Executive Officer, is also a director but does not receive any additional compensation for his services as a director. Information concerning the compensation earned by Dr. Nau is set forth in the section titled “Executive Compensation.”

Name	Fees Earned ($)	Stock Awards ($) (1),(2)	Total ($)
Michael Atieh	57,875	118,555	176,430
Ali Behbahani, M.D. (3)	88,763	118,555	207,318
George Eliades, Ph.D.(4)	34,200	519,173	553,373
William J. Link, Ph.D. (5)	45,575	118,555	164,130
Mark Murray	40,000	118,555	158,555
Clare Ozawa, Ph.D. (6)	49,150	118,555	167,705
Donald Santel (7)	50,417	304,054	354,471
Benjamin Tsai (8)	52,875	118,555	171,430
Aimee Weisner	48,938	118,555	167,493

(1) The amounts reported represent the aggregate grant date fair value of the awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation (“ASC 718”), excluding the effect of any estimated forfeitures. Information about the assumptions used in the calculation of these amounts are included in “Note 2. Basis of Presentation and Summary of Significant Accounting Policies—Stock-Based Compensation” and “Note 8. Equity Incentive Plans” to the Company’s financial statements for the year ended December 31, 2021 included in the Company’s Annual Report on Form 10-K for such year.

(2) The following table lists all outstanding option awards and restricted stock units held by our non-employee directors as of December 31, 2021:

Name	Option Awards	Stock Awards
Michael Atieh	5,199	13,663
Ali Behbahani, M.D.	5,199	3,466
George Eliades, Ph.D.	5,199	23,401
William J. Link, Ph.D.	5,199	3,466
Mark Murray	185,475	3,466
Clare Ozawa, Ph.D.	5,199	3,466
Donald Santel	15,170	10,114
Benjamin Tsai	5,199	3,466
Aimee Weisner	5,199	11,174

(3) Fees earned by Dr. Behbahani were paid to NEA Management Company, LLC.
(4) Dr. Eliades joined the Board of Directors effective April 2, 2021.
(5) Dr. Link retired from the Board effective March 17, 2022.
(6) Fees earned by Dr. Ozawa were paid to Versant Venture Management, LLC.
(7) Mr. Santel joined the Board of Directors effective July 30, 2021.
(8) Fees earned by Mr. Tsai were paid to Invus Financial Advisors, LLC.

We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at Board and committee meetings.

Outside Director Compensation Policy

Our Board adopted an outside director compensation policy (“the “Outside Director Compensation Policy”) on January 21, 2021 which has been effective since June 4, 2021. Under the Outside Director Compensation policy, each non-employee director is eligible to receive compensation for his or her service consisting of the following annual cash retainers and equity awards. Our Board has the discretion to revise non-employee director compensation as it deems necessary or appropriate.

Cash Compensation

All non-employee directors are entitled to receive the following cash compensation for their services:

• $40,000 per year for services as a board member;

• $75,000 per year additionally for service as chairman of the board;

• $20,000 per year additionally for service as chairman of the audit committee or $10,000 per year additionally for service as an audit committee member;

• $15,000 per year additionally for service as chairman of the compensation committee or $6,000 per year additionally for service as a compensation committee member; and

• $10,000 per year additionally for service as chairman of the corporate governance and nominating committee or $5,000 per year additionally for service as a corporate governance and nominating committee member.

For clarity, each non-employee director who serves as the chair of a committee will receive only the annual fee for services as the chair of the committee and not the additional annual fee for services as a member of the committee, provided that the non-employee director who serves as the chairman of the board will receive the annual fee for services as the chairman of the board and the annual fee for services as a board member.

Equity Compensation

All non-employee directors are entitled to receive all types of awards (except incentive stock options) under the 2019 Plan including discretionary awards not covered under the Outside Director Compensation Policy. Automatic grants of restricted stock units are made to our non-employee directors as follows:

• Initial Award. Upon joining the Board, each newly-elected non-employee director will be granted an award of restricted stock units and stock options with a combined value of 0.08% of the total number of shares outstanding as of the grant date. The number of stock options will be calculated by multiplying the total shares outstanding, as of the grant date, by 0.08% and multiplying the product by 50%. The number of restricted stock units will be calculated by (i) multiplying the total shares outstanding, as of the grant date, by 0.08% and multiplying the product by 50% (the “Initial Award RSU Quantity”) and (ii) dividing the Initial Award RSU Quantity by 1.5 (the “Initial Award”).

• Additional Initial Award. Upon joining the Board, each new-elected non-employee director will also be granted an award of restricted stock units equal to the product of (i) the number of restricted stock units subject to the Annual Award (as defined below) provided to non-employee directors at the last annual meeting of stockholders multiplied by (ii) a fraction (A) the numerator of which is (x) 12 minus (y) the number of fully completed months between the date of the last annual meeting of stockholders and the non-employee’s start and (ii) the denominator of which is 12, rounded to the nearest unit (the “Additional Initial Award”).

•Annual Award. Each non-employee director (including the chairman of the board) will be granted an award of restricted stock units and stock options with a combined value of 0.04% of the total shares outstanding as of the annual meeting of stockholders. The number of stock options will be calculated by multiplying the total shares outstanding, as of the annual meeting, by 0.04% and multiplying the product by 50%. The number of restricted stock units will be calculated by (a)

multiplying the total shares outstanding, as of the annual meeting, by 0.04% and multiplying the product by 50% (the “Annual Award RSU Quantity”) and (b) dividing the Annual Award RSU Quantity by 1.5.(the “Annual Award”).

The “value” for the awards of restricted stock units described above means the fair value for financial accounting purposes on the date of grant.

Subject to the applicable provisions of the 2019 Plan, (i) for each Initial Award, the stock options will vest over three years (on the same day of the month as the non-employee director’s start date) with 1/3 cliff vesting at 12 months and the remainder to vest at 1/24 per month, and the restricted stock units will vest over three years (on the same day of the month as the non-employee director’s start date) with 1/3 vesting annually, in each case, subject to continued service as a Service Provider (as defined in the Outside Director Compensation Policy) through each vesting date; (ii) each Additional Initial Award will vest monthly on the same day of the month as other outstanding Annual Awards as to the same number of restricted stock units subject to such other outstanding Annual Awards, but will vest fully on the date of the next annual meeting of stockholders held after the date of grant if not fully vested on such date, in each case, subject to continued service as a Service Provider through each vesting date; and (iii) for each Annual Award, the stock options will vest monthly as to 1/12th of the total stock options subject to the Annual Award beginning on the first month following the grant date (on the same day of the month as the grant date) and the restricted stock units will vest on the one year anniversary of the grant date, but, in each case, the Annual Award will vest fully on the date of the next annual meeting of stockholders held after the date of grant if not fully vested on such date, in each case, subject to continued service as a Service Provider through each vesting date. Additionally, pursuant to the Outside Director Compensation Policy, in the event of a change of control, each outstanding and unvested equity award held by a non-employee director will accelerate and fully vest, subject to the director continuing to provide services to the Company as a non-employee director through the date of such change in control.

Pursuant to the Outside Director Compensation Policy, no non-employee director may be issued, in any fiscal year, cash compensation and equity awards with an aggregate value greater than $750,000. Any cash compensation paid or equity awards granted to an individual for his or her services as an employee, for his or her services as a consultant (other than as a non-employee director), will not count for purposes of this limitation.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

• any breach of the director’s duty of loyalty to us or to our stockholders;

• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• unlawful payment of dividends or unlawful stock repurchases or redemptions; and

• any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into an indemnification agreement with each member of our Board and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2022 for:

• each beneficial owner of 5% or more of the outstanding shares of our common stock;
• each of our directors;
• each of our named executive officers; and
• all directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

Applicable percentage ownership is based on 26,662,697 shares of common stock outstanding at March 31, 2022. In computing the number of shares of common stock beneficially owned by a person or entity, we deemed to be outstanding all shares of common stock underlying restricted stock units held by the person that will vest within 60 days of March 31, 2022 and/or subject to options held by the person that are currently exercisable or exercisable within 60 days of March 31, 2022. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding

Five Percent Stockholders:
Entities affiliated with New Enterprise Associates(1)	5,925,287	22.2%
Entities affiliated with Versant Ventures(2)	3,657,618	13.7%
Entities affiliated with Invus Opportunities(3)	2,768,586	10.4%
Entities affiliated with Point72 Asset Management LP (4)	2,104,202	7.9%
Entities affiliated with RTW Investments, L.P.(5)	2,058,504	7.7%
Directors and Named Executive Officers:
Jeffrey Nau, Ph.D., M.M.S.(6)	1,010,892	3.7%
Daniel Lochner(7)	212,360	*
John Snisarenko(8)	192,405	*
Michael G. Atieh(9)	14,264	*
Mark Murray(10)	286,925	1.1%
Ali Behbahani, M.D.(11)	11,366	*
Clare Ozawa, Ph.D.(12)	3,252,670	12.2%
Benjamin Tsai(13)	11,366	*
Aimee Weisner(14)	26,782	*
George Eliades, Ph.D.(15)	6,416	*
Donald Santel (16)	3,899	*
All executive officers and directors (11 persons) (17)	5,029,345	17.9%

* Represents beneficial ownership of less than 1%.

(1) Consists of 5,925,287 shares of common stock beneficially owned by New Enterprise Associates 14, L.P., a Cayman Islands exempted limited partnership (“NEA 14 LP”). The shares directly held by NEA 14 LP are indirectly held by NEA Partners 14 L.P., a Cayman Islands exempted limited partnership (“NEA Partners 14”), the sole general partner of NEA 14 LP, NEA 14 GP, LTD, a Cayman Islands exempted company (“NEA 14 LTD”), the sole general partner of NEA Partners 14 and each of the individual Directors of NEA 14 LTD. The individual Directors of NEA 14 LTD (collectively, the “Directors”) are Forest Baskett, Patrick J. Kerins, Anthony A. Florence, Jr., Peter W. Sonsini and Scott D. Sandell. NEA Partners, NEA 14 GP, and the Directors share voting and dispositive power with regard to the Company’s securities directly held by NEA 14 LP. The address for these entities is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. Dr. Ali Behbahani is a General Partner at New Enterprise Associates, Inc. and a member of our Board, and has no voting or dispositive power with respect to any of the above referenced shares and disclaims beneficial ownership of such shares except to the extent of his respective pecuniary interest therein.

(2) Consists of (i) 2,236,888 shares of common stock beneficially owned by Versant Venture Capital VI, L.P. (“Versant VI”), (ii) 414,607 shares of common stock beneficially owned by Versant Venture Capital IV, L.P. (“Versant IV”), (iii) 1,003,658 shares of common stock beneficially owned by Versant Vantage I, L.P. (“Vantage LP”), and (iv) 2,465 shares of common stock beneficially owned by Versant Side Fund IV, L.P. (“Side Fund IV”). Versant Ventures VI GP L.P. (“GP VI”) is the general partner of Versant VI, and Versant Ventures VI GP-GP LLC (“LLC VI”) is the general partner of GP VI. Versant Vantage I, GP, L.P. (“Vantage GP”) is the general partner of Vantage LP, and Versant Vantage I, GP-GP, LLC (“Vantage LLC”) is the general partner of Vantage GP. Versant Ventures IV, LLC (“LLC IV”) is the general partner of Versant IV and Side Fund IV. Each of Clare Ozawa, Ph.D. and William Link, Ph.D. is a Managing Director at Versant Venture Management LLC. Dr. Ozawa is a member of our Board and Dr. Link was a member of our Board prior to his retirement from our Board effective March 17, 2022. Both Dr. Ozawa and Dr. Link have no voting or dispositive power with respect to any of the above referenced shares and have disclaimed beneficial ownership of such shares except to the extent of his or her respective pecuniary interest therein. The address of Versant IV, Versant VI, Side Fund IV and Vantage LP is One Sansome Street, Suite 3630, San Francisco, CA 94104.

(3) Consists of (i) 1,850,818 shares held of record by InvOpps IV, L.P. (“Invus IV”), and (ii) 917,768 shares held of record by InvOpps IV US, L.P. (“Invus IV US”). InvOpps GP IV, L.L.C., a Delaware limited liability company (“InvOpps GP”), is the sole general partner of each of Invus IV and Invus IV US. Sacha Lainovic, as Managing Member of InvOpps GP, may be deemed to have voting and dispositive power over the shares held by Invus IV and Invus IV US. Such persons and entities disclaim beneficial ownership of the shares held by Invus IV and Invus IV US, except to the extent of any proportionate pecuniary interest therein. The address for these entities is 126 East 56th Street, 20th Floor, New York, NY, 10022. Benjamin Tsai is a partner at Invus Opportunities and is a member of our Board, and has no voting or dispositive power with respect to any of the above referenced shares and disclaims beneficial ownership of such shares except to the extent of his respective pecuniary interest therein.

(4) Based on a Schedule 13G filed with the SEC on February 14, 2022. Consists of (i) 2,101,441 shares held of record by investment funds managed by Point72 Asset Management, L.P. (“Point72 Asset Management”) and (ii) 2,761 shares held of record by investment funds managed by Cubist Systematic Strategies, LLC. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Steven A. Cohen controls each of Point72 Asset Management, Point72 Capital Advisors Inc., and Cubist Systematic Strategies, LLC. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) Point72 Asset Management, Point72 Capital Advisors Inc., and Mr. Cohen may be deemed to beneficially own 2,101,441 shares and (ii) Cubist Systematic Strategies, LLC and Mr. Cohen may be deemed to beneficially own 2,761 Shares. Each of Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, LLC and Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement. (“Point72”). The address of Point72 Asset Management, L.P., Point72 Capital Advisors Inc. and Steven A. Cohen is 72 Cummings Point Road, Stamford, CT 06902 and the address for Cubist Systematic Strategies, LLC is 55 Hudson Yards, New York, NY 10001.

(5) Based on a Schedule 13G filed with the SEC on February 14, 2022. Consists of 2,058,504 shares held by RTW Master Fund, Ltd. and one or more private funds (together the “Funds”) managed by RTW Investments, LP (the “RTW Investments”). RTW Investments may be deemed to have voting and dispositive power over the shares held by RTW Master Fund, Ltd. Adviser, in its capacity as the investment manager of the Funds, has the power to vote and the power to direct the disposition of all shares held by the Funds. Roderick Wong is the Managing Partner of the Adviser. Such person and entity disclaim beneficial ownership of the shares reported herein except to the extent of the reporting person’s pecuniary interest therein. The address for these entities is 40 10th Avenue, Floor 7, New York, New York 10014.

(6) Consists of (i) an aggregate of 93,135 shares of common stock held directly by Dr. Nau or his spouse and (ii) 917,757 shares of common stock issuable pursuant to options held directly by Dr. Nau exercisable within 60 days of March 31, 2022.

(7) Consists of (i) 50,805 shares of common stock held directly by Mr. Lochner and (ii) 161,555 shares of common stock issuable pursuant to options held directly by Mr. Lochner exercisable within 60 days of March 31, 2022.

(8) Consists of (i) 10,806 shares of common stock held directly by Mr. Snisarenko and (ii) 181,599 shares of common stock issuable pursuant to options held directly by Mr. Snisarenko exercisable within 60 days of March 31, 2022.

(9) Consists of (i) 9,498 shares of common stock held directly by Mr. Atieh and (ii) 4,766 shares of common stock issuable pursuant to options held directly by Mr. Atieh exercisable within 60 days of March 31, 2022.

(10) Consists of (i) 115,047 shares of common stock held directly by Mr. Murray and (ii) 171,878 shares of common stock issuable pursuant to options held directly by Mr. Murray exercisable within 60 days of March 31, 2022.

(11) Consists of (i) 6,600 shares of common stock held directly by Dr. Behbahani and (ii) 4,766 shares of common stock issuable pursuant to options held directly by Dr. Behbahani exercisable within 60 days of March 31, 2022. Dr. Behbahani is a General Partner at New Enterprise Associates, Inc. Dr. Behbahani has no voting or dispositive power over any of the shares held by NEA 14 LP referenced in footnote (1) above and disclaims beneficial ownership of all such shares, except to the extent of any pecuniary interest therein.

(12) Consists of (i) 7,358 shares of common stock held directly by Dr. Ozawa, (ii) 4,766 shares of common stock issuable pursuant to options held directly by Dr. Ozawa, (iii) 1,003,658 shares of common stock beneficially owned by Versant Vantage and (iv) 2,236,888 shares of common stock beneficially owned by Versant VI. Dr. Ozawa is a Managing Director at Versant Ventures and shares voting and investment control with respect to the shares held by Versant Vantage and Versant VI. Dr. Ozawa disclaims beneficial ownership of all shares held by Versant Vantage and Versant VI, except to the extent of any pecuniary interest therein. The address of the entities listed above is One Sansome Street, Suite 3630, San Francisco, CA 94104.

(13) Consists of (i) 6,600 shares of common stock held directly by Mr. Tsai and (ii) 4,766 shares of common stock issuable pursuant to options held directly by Mr. Tsai exercisable within 60 days of March 31, 2022. Mr. Tsai is a partner at Invus Opportunities. Mr. Tsai has no voting or dispositive power with respect to any of the shares held by Invus IV and Invus IV US referenced in footnote (3) above. Mr. Tsai disclaims beneficial ownership of all shares held by Invus Opportunities, except to the extent of any pecuniary interest therein.

(14) Consists of (i) 22,016 shares of common stock held directly by Ms. Weisner and (ii) 4,766 shares of common stock issuable pursuant to options held directly by Ms. Weisner exercisable within 60 days of March 31, 2022.

(15) Consists of (i) 1,650 shares of common stock held directly by Dr. Eliades and (ii) 4,766 shares of common stock issuable pursuant to options held directly by Mr. Eliades exercisable within 60 days of March 31, 2022.

(16) Consists of 3,899 shares of common stock issuable pursuant to options held directly by Mr. Santel exercisable within 60 days of March 31, 2022.

(17) Consists of (i) 3,564,061 shares of common stock and (ii) 1,465,284 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, the following is a description of each transaction since January 1, 2020, to which we were a party, in which:

• the amounts involved exceeded or will exceed $120,000; and

• any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Consulting Agreement

We were party to a consulting agreement with FLG Partners, LLC (“FLG”), dated as of November 24, 2015 (the “FLG Agreement”), pursuant to which Mark Murray provided us with chief financial officer services until July 25, 2019. The FLG Agreement was then amended effective as of July 25, 2019, following our appointment of Daniel Lochner as our chief financial officer, to provide that Mr. Murray would no longer serve as our chief financial officer and that future services under the agreement will be limited to general financial advisory services. The FLG Agreement contained customary representations and warranties and indemnification provisions. We terminated our agreement with FLG Partners, LLC on March 3, 2020. We did not pay FLG any fees for services in 2020. Mr. Murray, who has been serving as a member of our Board since October 2017 and who previously served as our Chief Financial Officer from November 2017 until July 2019, was a partner of FLG throughout this period and continues to be a partner of FLG where he provides services to other clients.

Mr. Murray’s compensation from FLG is based on aggregate client billings and overall partnership performance rather than the FLG Agreement alone.

License Agreement

On August 5, 2021, we entered into a license agreement (the “License Agreement”) with Ji Xing, a biotechnology company headquartered in Shanghai, China which is affiliated with RTW Investments, LP. Pursuant to the License Agreement, we have granted Ji Xing an exclusive license to develop and commercialize OC-01 (varenicline solution) and OC-02 (simpinicline) nasal sprays, for all prophylactic uses for, and treatment of, ophthalmology diseases or disorders in the greater China region. Ji Xing is responsible for the development, regulatory, manufacturing and commercialization activities and all related costs in the greater China region, and we are responsible for supplying the drug substance and finished products of OC-01 (varenicline solution) and OC-02 (simpinicline) for Ji Xing's clinical development at quantities agreed by the parties for a period of up to twelve months, subject to one or more separate supply agreements as contemplated by the license agreement. Pursuant to the License Agreement, we recognized $5.0 million in milestone revenue upon FDA approval of TYRVAYA Nasal Spray. In addition, we received license revenue of $18.4 million during the year ended December 31, 2021, which consisted of $17.5 million recognized in connection with the License Agreement and the receipt of non-cash consideration of senior common shares of Ji Xing with a fair market value of $0.9 million. We received 397,562 senior common shares of Ji Xing in August 2021 and 397,561 senior common shares in October 2021.

Investor Rights Agreement

We are party to an amended and restated investor rights agreement with (i) certain holders of our capital stock, including entities affiliated with Invus Opportunities, entities affiliated with Versant Ventures, New Enterprise Associates 14, L.P., Oyster Point Pharma I, LLC, Falcon Vision LLC, and Vida Ventures, LLC and (ii) an entity affiliated with Mr. Murray. Under our investor rights agreement, certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements and our amended restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.

Related Person Transaction Policy

Our audit committee maintains the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of our audit committee will provide that our audit committee shall review and approve in advance any related person transaction.

Our related person transaction policy provides that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our audit committee. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1 — Election of Class III Directors

Number of Directors; Board Structure

Our Board currently consists of nine members. Our directors are divided into three classes serving staggered three year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires.

The terms of the Class III directors, Jeffrey Nau, Ph.D., M.M.S., Michael G. Atieh and George Eliades, Ph.D., expire at the Annual Meeting. The Class I directors will serve until our annual meeting of stockholders in 2023. The Class II directors will serve until our annual meeting of stockholders in 2024.

Nominees

As recommended by the corporate governance and nominating committee, the board has nominated each of Jeffrey Nau, Ph.D., M.M.S., Michael G. Atieh and George Eliades, Ph.D for election as a Class III director. For information concerning the nominees, please see “Directors and Corporate Governance—Board Composition”.

The Class III directors elected at this Annual Meeting will continue in office until our Annual Meeting of Stockholders in 2025 and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement. The proxy holders named on the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of Dr. Nau, Mr. Atieh and Dr. Eliades, unless you indicate on the proxy card that your vote should be cast against any of them. Under SEC rules, proxies cannot be voted for a greater number of persons than the number of nominees named.

Each of the Class III directors has consented to be named as a nominee in this proxy statement and to serve if elected. If any nominees is not able to serve, proxies may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.

Recommendation of our Board

The Board unanimously recommends a vote FOR the election of each of Jeffrey Nau, Ph.D., M.M.S., Michael G. Atieh and George Eliades, Ph.D. as a Class III director.

ITEM 2 — Ratification of Independent Registered Public Accounting Firm

The audit committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on the Company’s independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of independent auditors. Even if this selection is ratified, pursuant to the Sarbanes-Oxley Act of 2002, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and may determine to change the firm selected at such time and based on such factors as it determines to be appropriate.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2021 and 2020 and fees billed for audit-related, tax, and other services rendered by PricewaterhouseCoopers LLP during those periods.

	2021	2020
Audit fees (1)	$1,125,000	$1,140,000
Audit-related fees (2)	105,000	$—
All other fees (3)	900	900
Total fees	$1,230,900	$1,140,900

(1) Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements. Included in the 2021 Audit Fees is $90,000 of fees billed in connection with regulatory filings.

(2) Audit-related fees consist of fees billed by PricewaterhouseCoopers LLP for pre-implementation review procedures related to commercial readiness.

(3) All other fees include any fees billed that are not audit, audit related, or tax fees. These fees related to accounting research software.

All fees described above were pre-approved by our audit committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the audit committee charter and policy, the audit committee pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

Recommendation of our Board

The Board unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Oyster Point Pharma, Inc. (the “Company”) specifically incorporates it by reference in such filing.

The audit committee assists our Board in its oversight of the Company’s financial statements and reporting process, audit process and internal controls. The audit committee operates under a written charter adopted by our Board, which describes this and the other responsibilities of the audit committee. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. PricewaterhouseCoopers LLP (“PwC”) our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon.

During 2021, the audit committee held nine meetings in order to fulfill the duties and obligations of its Charter. Four of these meetings were with management and PwC at which the Company’s quarterly earnings press releases, financials statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgements) were reviewed in advance of their public release. In addition, the Committee received management reports on cyber security, related party transactions and compliance, among other topics. The other five meetings were with management and PwC and covered various topics including internal control design, implementation of new internal controls, review and approval of PwC’s 2021 Audit Plan and pre-approval of audit, audit-related and non-audit services provided by PwC.

In February 2022, the audit committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. PwC, the Company’s independent registered public accounting firm for fiscal year ended December 31, 2021, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The audit committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The audit committee has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence and has discussed with PwC its independence from management and the Company, including matters in the letter from PwC required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with PwC’s independence.

Based on the review and discussions referred to above, the audit committee recommended to our Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The audit committee also has selected PwC as the independent registered public accounting firm for fiscal year 2022. Our Board recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the audit committee of the Board:
Michael G. Atieh (Chairperson)
Ali Behbahani, M.D.
Aimee Weisner

TRANSACTION OF OTHER BUSINESS

The board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under the rules of the SEC, if a stockholder would like us to include a proposal in our proxy statement and form of proxy for presentation at our 2023 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at 202 Carnegie Center, Suite 109, Princeton, New Jersey 08540, to the attention of the Corporate Secretary, no later than December 23, 2022.

Alternatively, under our bylaws, if a stockholder would like to propose a matter for presentation at the 2023 Annual Meeting of Stockholders rather than for inclusion in the proxy materials, or would like to nominate a person as a candidate for election to the Board at the 2023 Annual Meeting of Stockholders, the stockholder must follow certain procedures contained in our bylaws. Stockholders may request a free copy of our bylaws from:

Oyster Point Pharma, Inc.
Attn: Corporate Secretary
202 Carnegie Center, Suite 109
Princeton, New Jersey 08540

Under the bylaws, notice of a nomination or other business must be delivered to the Corporate Secretary no later than the close of business on March 8, 2023 and no earlier than the close of business on February 6, 2023. If the date of our 2023 Annual Meeting of Stockholders is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the date of the 2022 Annual Meeting of Stockholders, notice must be delivered to the Corporate Secretary not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting of Stockholders nor later than the close of business on the later of (i) the 90th day prior to the 2023 Annual Meeting of Stockholders or (ii) the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made. Nominations and the proposal of other business also must satisfy other requirements set forth in the bylaws. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal or nomination not made in compliance with the foregoing procedures.

If a stockholder fails to comply with the forgoing deadlines established under the bylaws, the Company will have discretionary authority to vote shares under proxies we solicit when and if the nomination or other business is raised at the

Annual Meeting of Stockholders and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments or postponements.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement and Notice of Internet Availability to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies. Although we do not household for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that the broker will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement and Notice of Internet Availability, please notify us by calling (609) 382-9032 or by sending a written request to 202 Carnegie Center, Suite 109, Princeton, New Jersey 08540, Attention: Corporate Secretary, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM EDT on June 2, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OYST2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM EDT on June 2, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D80396-P68974 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OYSTER POINT PHARMA, INC.

The Board of Directors recommends you vote FOR each of the following:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeffrey Nau, Ph.D., M.M.S.
02) Michael G. Atieh
03) George Eliades, Ph.D.

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date